UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017 (January 17, 2017)

Nexstar Media Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(Address of principal executive offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously disclosed merger of Nexstar Media Group, Inc. (the “Company”) and Media General, Inc., which was consummated on January 17, 2017 (the “Closing Date”), the Company announced certain changes and appointments to its executive and senior management team.

Second Amendment to Executive Employment Agreement with Mr. Busch

Effective as of the Closing Date, Nexstar Broadcasting, Inc., a wholly owned subsidiary of the Company (“NBI”), entered into the second amendment to executive employment agreement with Timothy Busch (the “Busch Amendment”) whereby Mr. Busch was appointed President of NBI. Before such amendment, Mr. Busch had previously served as Executive Vice President and Co-Chief Operating Officer of the Company for more than eight years.

The term of Mr. Busch’s employment agreement runs until May 31, 2021 with automatic one-year renewals, unless prior termination occurs pursuant to his employment agreement or a 90-day notice not to extend Mr. Busch’s appointment is received prior to the end of this current term. Mr. Busch shall receive an initial base salary of $625,000 through the end of May 2017, with such base salary increasing by between $25,000 and $50,000 each twelve-month period thereafter. In addition, Mr. Busch is eligible to receive a target bonus up to 75% of his annual base salary. In the event of specific instances of termination (including for merger, a reason by NBI other than for cause or for good reason), Mr. Busch is also eligible to receive compensation in an amount equal to his then-current base annual salary plus an additional $20,800. Finally, pursuant to the Busch Amendment, all references to the Company in his employment agreement were replaced with references to NBI.

Second Amendment to Executive Employment Agreement with Mr. Jones

Effective as of the Closing Date, NBI entered into the second amendment to executive employment agreement with Brian Jones (the “Jones Amendment”) whereby Mr. Jones was appointed Executive Vice President and Chief Operating Officer of NBI. Before such amendment, Mr. Jones had previously served as Executive Vice President and Co-Chief Operating Officer of the Company for more than eight years.

The term of Mr. Jones’s employment agreement runs until May 31, 2021 with automatic one-year renewals, unless prior termination occurs pursuant to his employment agreement or 90-day notice not to extend Mr. Jones’s appointment is received prior to the end of this current term. Mr. Jones shall receive an initial base salary of $500,000 through the end of December 2017, with such base salary increasing by $15,000 each twelve-month period thereafter. In addition, Mr. Jones is eligible to receive a target bonus up to 50% of his annual base salary. In the event of specific instances of termination (including for merger, a reason by NBI other than for cause or for good reason), Mr. Jones is also eligible to receive compensation in an amount equal to his then-current base annual salary plus an additional $20,800. Finally, pursuant to the Jones Amendment, all references to the Company in his employment agreement were replaced with references to NBI.

There are no arrangements or understandings between Messrs. Busch or Jones and any other person pursuant to which they were selected as officers. There are no family relationships between Messrs. Busch and Jones and any director or executive officer of the Company and Messrs. Busch and Jones are not party to a related party transaction as defined by Item 404(a) of Regulation S-K.

Additional biographical information with respect to Messrs. Busch and Jones is included in the Company’s Registration Statement on Form S-4, which was filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2016, as amended by Amendment No. 1, which was filed with the SEC on April 27, 2016, and Amendment No. 2, which was filed with the SEC on May 5, 2016.

Item 8.01. Other Events.

On January 18, 2017, the Company issued a press release announcing its executive and management team changes and appointments. A copy of that press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated January 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2017	NEXSTAR MEDIA GROUP, INC.

	By:	/s/ THOMAS E. CARTER
Thomas E. Carter Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 18, 2017.